Exhibit 10.1

A-Z CONSULTING, INC.

PERSONAL AND CONFIDENTIAL

Mr. Karol Kapinos, President
Bluesky Systems, Corp.
18 Brookmont Drive
Wilbraham, MA 01095

Dear Mr. Kapinos:

This letter agreement ("Agreement") confirms the terms and conditions of the exclusive engagement of A-Z Consulting, Inc. ("A-Z") by Bluesky Systems, Corp. (the "Entity") to render certain professional to the Entity:

1. Services. A-Z agrees to perform the following services:

(a)	Consultation and review of a proposed 504 offering in Pennsylvania;

(b)	Assist with the preparation of Form D, board resolutions, subscription agreements and accredited investor questionnaires pursuant to a private exempt offering under Regulation D;

(c)	Assist with general corporate consulting through the term as discussed below;

(d)	Perform such other services as the Entity and A-Z shall mutually agree to in writing.

2. Fees. The Entity agrees to pay A-Z for its services with a financial advisory fee ("Advisory Fee") of 1,500,000 shares of free-trading common stock based on the proposed private placement memorandum offering price of $0.10 per share. The shares will be unlegended and will be issued in a private exempt offering pursuant to Regulation D, under Rule 504. A stock certificate will be delivered to us at the commencement of the engagement.

3. Term. The term of this Agreement shall commence on October 4, 2004 and end 90 days from this time (the "Term"). This agreement may be terminated by the Entity with 30 days prior written notice to A-Z. If the Entity terminates this Agreement prior to the expiration of the Term, the Entity shall pay to A-Z all reasonable expenses incurred, in accordance with Paragraph 5 hereof. Any obligation pursuant to this Paragraph 3, and pursuant to Paragraphs 2, 4, 5, 6 and 8 hereof, shall survive the termination or expiration of this Agreement.

4. Expenses. The Entity agrees to reimburse A-Z for all of its reasonable out-of-pocket fees, expenses and costs (including, but not limited to, legal, accounting, travel, accommodations, telephone, computer, courier and supplies) in connection with the performance of its services under this Agreement, upon prior written approval. All such fees, expenses and costs will be billed at any time by A-Z and are payable by the Entity when invoiced. Upon expiration of the Agreement any unreimbursed fees and expenses will be immediately due and payable.

5. Indemnification. In addition to the payment of fees and reimbursement of fees and expenses provided for above, the Entity agrees to indemnify A-Z and its affiliates with regard to the matters contemplated herein, as set forth in Exhibit A, attached hereto, which is incorporated by reference as if fully set forth herein.

6. Matters Relating to Engagement. The Entity acknowledges that A-Z has been retained solely to provide the services set forth in this Agreement. In rendering such services, A-Z shall act as an independent contractor, and any duties of A-Z arising out of its engagement hereunder shall be owed solely to the Entity. The Entity further acknowledges that A-Z may perform certain of the services described herein through one or more of its affiliates.

    The Entity acknowledges that A-Z is a consulting firm that is engaged in providing financial advisory services. The Entity acknowledges and agrees that in connection with the performance of A-Z's services hereunder (or any other services) that neither A-Z nor any of its employees will be providing the Entity with legal, tax or accounting advice or guidance (and no advice or guidance provided by A-Z or its employees to the Entity should be construed as such) and that neither A-Z nor its employees hold itself or themselves out to be advisors as to legal, tax, accounting or regulatory matters in any jurisdiction. The Entity shall consult with its own legal, tax, accounting and other advisors concerning all matters and advice rendered by A-Z to the Entity and the Entity shall be responsible for making its own independent investigation and appraisal of the risks, benefits and suitability of the advice and guidance given by A-Z to the Entity and the transactions contemplated by this Agreement. Neither A-Z nor its employees shall have any responsibility or liability whatsoever to the Entity or its affiliates with respect thereto.

    The Entity recognizes and confirms that in performing its duties pursuant to this Agreement, A-Z will be using and relying on data, material, and other information (the "Information") furnished by the Entity, a Strategic Partner or their respective employees and representatives. The Entity will cooperate with A-Z and will furnish A-Z with all Information concerning the Entity and any Transaction, Alternate Transaction or Financing which A-Z deems appropriate and will provide A-Z with access to the Entity's officers, directors, employees, independent accountants and legal counsel for the purpose of performing A-Z's obligations pursuant to this Agreement. The Entity hereby agrees and represents that all Information furnished to A-Z pursuant to this Agreement shall be accurate and complete in all material respects at the time provided, and that, if the Information becomes materially inaccurate, incomplete or misleading during the term of A-Z's engagement hereunder, the Entity shall promptly advise A-Z in writing. Accordingly, A-Z assumes no responsibility for the accuracy and completeness of the Information. In rendering its services, A-Z will be using and relying upon the Information without independent verification evaluation thereof.

7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to the conflict of laws provisions thereof.

8. No Brokers. The Entity represents and warrants to A-Z that there are no brokers, representatives or other persons which have an interest in compensation due to A-Z from any services contemplated herein.

9. Authorization. The Entity and A-Z represent and warrant that each has all requisite power and authority, and all necessary authorizations, to enter into and carry out the terms and provisions of this Agreement and the execution, delivery and performance of this Agreement does not breach or conflict with any agreement, document or instrument to which it is a party or bound.

10. Miscellaneous. This Agreement constitutes the entire understanding and agreement between the Entity and A-Z with respect to the subject matter hereof and supersedes all prior understanding or agreements between the parties with respect thereto, whether oral or written, express or implied. Any amendments or modifications must be executed in writing by both parties. This Agreement and all rights, liabilities and obligations hereunder shall be binding upon and insure to the benefit of each party’s successors but may not be assigned without the prior written approval of the other party. If any provision of this Agreement shall be held or made invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable. This Agreement may be executed in any number of counterparts, each of which, shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument. The descriptive headings of the Paragraphs of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in anyway the meaning or interpretation of this Agreement.

Please confirm that the foregoing correctly sets forth our agreement by signing below in the space provided and returning this Agreement to A-Z for execution, which shall constitute a binding agreement as of the date first above written.

Thank you. We look forward to a mutually rewarding relationship.

A-Z CONSULTING, INC.

By:/s/ Michael J. Bongiovanni
Name: Michael J. Bongiovanni, CPA
Title: Chief Executive Officer

AGREED TO AND ACCEPTED
AS OF OCTOBER 4, 2004:

BLUESKY SYSTEMS, CORP.

By:/s/ Karol Kapinos
Name: Karol Kapinos, President

EXHIBIT A: INDEMNIFICATION

The Entity agrees to indemnify A-Z, its employees, directors, officers, agents, affiliates, and each person, if any, who controls it within the meaning of either Section 20 of the Securities Exchange Act of 1934 or Section 15 of the Securities Act of 1933 (each such person, including A-Z is referred to as "Indemnified Party") from and against any losses, claims, damages and liabilities, joint or several (including all legal or other expenses reasonably incurred by an Indemnified Party in connection with the preparation for or defense of any threatened or pending claim, action or proceeding, whether or not resulting in any liability) ("Damages"), to which such Indemnified Party, in connection with providing its services or arising out of its engagement hereunder, may become subject under any applicable Federal or state law or otherwise, including but not limited to liability or loss (i) caused by or arising out of an untrue statement or an alleged untrue statement of a material fact or omission or alleged omission to state a material fact necessary in order to make a statement not misleading in light of the circumstances under which it was made, (ii) caused by or arising out of any act or failure to act, or (iii) arising out of A-Z's engagement or the rendering by any Indemnified Party of its services under this Agreement; provided, however, that the Entity will not be liable to the Indemnified Party hereunder to the extent that any Damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification hereunder.

These indemnification provisions shall be in addition to any liability which the Entity may otherwise have to any Indemnified Party.

If for any reason, other than a final non-appealable judgment finding an Indemnified Party liable for Damages for its gross negligence or willful misconduct the foregoing indemnity is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless, then the Entity shall contribute to the amount paid or payable by an Indemnified Party as a result of such Damages in such proportion as is appropriate to reflect not only the relative benefits received by the Entity and its shareholders on the one hand and the Indemnified Party on the other, but also the relative fault of the Entity and the Indemnified Party as well as any relevant equitable considerations.

Promptly after receipt by the Indemnified Party of notice of any claim or of the commencement of any action in respect of which indemnity may be sought, the Indemnified Party will notify the Entity in writing of the receipt or commencement thereof and the Entity shall have the right to assume the defense of such claim or action (including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of fees and expenses of such counsel), provided that the Indemnified Party shall have the right to control its defense if, in the opinion of its counsel, the Indemnified Party's defense is unique or separate to it as the case may be, as opposed to a defense pertaining to the Entity. In any event, the Indemnified Party shall have the right to retain counsel reasonably satisfactory to the Entity, at the Entity's sole expense, to represent it in any claim or action in respect of which indemnity may be sought and agrees to cooperate with the Entity and the Entity's counsel in the defense of such claim or action. In the event that the Entity does not promptly assume the defense of a claim or action, the Indemnified Party shall have the right to employ counsel to defend such claim or action. Any obligation pursuant to this Annex shall survive the termination or expiration of the Agreement.